Exhibit 99.1

THE HANOVER EXPANDS ITS COMMERCIAL CAPABILITIES THROUGH RENEWAL RIGHTS ARRANGEMENT WITH ONEBEACON

- Company Acquires Access to $400 million in Commercial Lines Premium

- Improves Small Commercial and Middle Market Product Capabilities

- Expects to Form New or Deeper Relationships With as Many as 500 Winning Independent Agents

-Significant Impact in Western Expansion States

WORCESTER, Mass., (December 3, 2009) – The Hanover Insurance Group, Inc. (NYSE: THG) announced today that it has entered into a renewal rights agreement with OneBeacon Insurance Group (NYSE: OB), further strengthening The Hanover’s competitive position and advancing its expansion efforts in western states.

Through the agreement, The Hanover expects to acquire access to as much as $400 million in OneBeacon small and middle market commercial business at renewal, including industry programs and middle market niches. At the same time, the transaction will expand The Hanover’s segment, niche and industry program business, adding nearly 20 well established programs to its already strong portfolio. The agreement is effective for renewals beginning January 1, 2010.

“This transaction greatly strengthens our company and further demonstrates our commitment to be the best partner for winning independent agents,” said Frederick H. Eppinger, chief executive officer of The Hanover Insurance Group. “In particular, it will significantly accelerate our product segmentation and development in the small and middle market business, create more opportunities with select winning agents, add a significant number of talented professionals to our team, and build on the momentum we have established over the past several years.”

Acquiring Scale, Product Capabilities

In announcing the renewal rights arrangement with OneBeacon, the company said it would acquire additional scale in its core commercial lines, along with distinctive product and service capabilities.

“The additional scale will enable us to leverage the investments we make in people, products and services across a larger premium base,” Eppinger said, “while the acquisition of OneBeacon product and service capabilities will enable us to offer the best of what both companies have to our agent partners and their customers. Consequently, our agent partners will be able to address more of their customer needs and to capitalize on additional growth opportunities.”

In small commercial, the company plans to augment its own robust product offerings with OneBeacon capabilities, rolling out product enhancements across more than a dozen programs, including apartments, contractors, manufacturers, restaurants, retail, human services, technology and others.

In the middle market, the company will offer new coverages in several segments, including brewers, cultural institutions, food industries, media, printers, retail, and professional services. It also plans to make enhancements in several others, including real estate, wholesalers, metal workers and plastics.

Building Market Presence, Field Capability

The company also said the transaction will enable it to build its market presence and field capability, especially in its western expansion and other growth states.

In all, the company expects to form new partnerships with approximately 200 winning independent agents and to write additional business with another 300 independent agents who currently represent both companies in the small and middle markets. It also expects to hire approximately 100 OneBeacon employees, strengthening its field and field support teams, while ensuring a smooth conversion of the renewal business.

“We have been very thoughtful about where we will pursue new agency appointments and deeper partnerships, as well as where we will take advantage of opportunities to hire some very committed and talented people,” Eppinger said. “As always, we are committed to making appointments and hiring insurance professionals on a selective basis, in ways that make our company and our relationships with our agent partners even stronger.”

Advancing Its Expansion in Western States

Earlier this week, The Hanover announced that it has significantly advanced its efforts to expand in the West. The company plans to begin writing business January 1 in Arizona, California, Colorado, New Mexico, Oregon, Utah and Washington.

“We are very excited about the progress we have made in the West, and about the potential for this renewal rights arrangement to accelerate our growth plans there,” said Eppinger. “There are tremendous synergies between our western expansion initiative and this renewal rights arrangement.

“We already have established a strong and experienced team, and we continue to add talent. We have developed a full suite of middle market, niche and specialty products, and relationships with many outstanding agents in the region. We are ready to hit the ground running,” he said. “With this renewal rights arrangement, we will further strengthen our team, expand our product offerings, and selectively form more partnerships with some of the best independent agents in the West. We couldn’t be more excited about the potential for the transaction to advance our expansion plans in the West.”

About The Hanover

The Hanover Insurance Group, Inc. (NYSE: THG), based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester; Citizens Insurance Company of America, headquartered in Howell, Mich., and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Forward-Looking Statements

Certain statements in this release, including statements regarding the expected benefits of the pending transaction, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words “believes,” “anticipates,” “expects,” “projections,” “outlook,” “should,” “plan,” “guidance” and similar expressions is intended to identify forward-looking statements. The Company cautions investors that any such forward-looking statements are not guarantees of future performance, and actual results could differ materially. Many factors will affect the amount of premium ultimately written pursuant to this agreement, including pricing, underwriting conditions and agency relationships. Investors are directed to consider the risks and uncertainties in its business that may affect future performance and that are discussed in readily available documents, including the Company’s annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under “Investors”.

FOR THE HANOVER CONTACT:

Investor Relations	Media Relations
Robert P. Myron	Oksana Lukasheva	Michael F. Buckley
rmyron@hanover.com	olukasheva@hanover.com	mibuckley@hanover.com
(508) 855-2200	(508) 855- 2063	(508) 855-3099